Exhibit 99.1

Zymeworks Reports Inducement Grant to New Chief Scientific Officer

Vancouver, Canada and Seattle, Washington (July 22, 2022) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today reported, as required by the New York Stock Exchange Listed Company Manual Rule 303A.08 (the “NYSE Rule”), an equity inducement award to Dr. Paul Moore, Zymeworks’ new Chief Scientific Officer.

In accordance with the NYSE Rule, Zymeworks approved the grant of the following equity award to Dr. Moore as a material inducement to Dr. Moore entering into employment with Zymeworks: effective as of the date his employment with Zymeworks began, a stock option to purchase 200,000 of the company’s common shares (the “Options”). The Options have an exercise price per share of $5.82, which equals the closing price of the company’s common shares on July 18, 2022, and have a maximum term of 10 years. Dr. Moore’s employment with the company began on July 18, 2022 (the “Start Date”).

The Options will vest over a four-year period as follows: (i) 1/4 of the Options will vest on the one-year anniversary of the Start Date and (ii) 1/36 of the remaining Options will vest on the last day of each month following the one-year anniversary of the Start Date until all of the Options have vested, subject to Dr. Moore’s continued service. In addition, if there is a change of control and within 12 months following such change of control his employment is terminated by the company without cause, 100% of the unvested Options will become fully vested as of the termination of his employment.

The Options were granted outside of the company’s Amended and Restated Stock Option and Equity Compensation Plan (the “Current Plan”) under the Zymeworks Inc. Inducement Stock Option and Equity Compensation Plan and related option agreement, but will be subject to terms and conditions generally consistent with those in the Current Plan other than with respect to such other terms and conditions intended to comply with the NYSE inducement award exception.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, ZW49, is a novel bispecific HER2-targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Investor Inquiries:

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Diana Papove

(604) 678-1388

media@zymeworks.com